UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 03, 2025

VIRACTA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51531	94-3295878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2533 S. Coast Hwy. 101, Suite 210
Cardiff, California		92007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 400-8470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VIRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 3, 2025, the Board of Directors (the “Board”) of Viracta Therapeutics, Inc. (the “Company”) approved the termination of its employees, to be effective at 5:00 p.m. Pacific time on February 5, 2025 (the “Effective Time”), in connection with the planned wind down of the Company’s operations. The Company expects to incur one-time charges and cash expenditures associated with the workforce reduction of approximately $0.1 million, primarily related to employee wages and severance payments, benefits and related termination costs. The Company expects that these charges and costs will be incurred during the quarter ending March 31, 2025.

The estimates of charges, costs and expenses that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions and actual results may differ materially from estimates.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On February 3, 2025, in connection with the planned wind down of the Company’s operations, Roger Pomerantz, M.D., Flavia Borellini, Ph.D., Thomas E. Darcy, CPA, Ivor Royston, M.D., and Mark Rothera, representing all of the Company’s current Board members, each notified the Company of their respective resignations as members of the Board and all committees thereof, in each case effective as of the Effective Time. None of these resignations resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Departure of Officers

Also on February 3, 2025, it was determined that each of Mark Rothera, President and Chief Executive Officer, Michael Faerm, Chief Financial Officer, and Darrel P. Cohen M.D., Ph.D., Chief Medical Officer, would cease serving in their respective officer positions as of the Effective Time. In connection with the cessation of employment services, the Company expects to enter into post-employment consulting arrangements with each of such departing officers, on terms and conditions to be agreed upon between the Company and each of the respective individuals.

Appointment of Director and Officer

Also on February 3, 2025, and effective as of the Effective Time, the Board appointed Craig R. Jalbert, age 63, as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer and Corporate Secretary, and sole member of the Board. In such capacity, Mr. Jalbert will serve as the Company’s principal executive officer, principal financial officer and principal accounting officer. Mr. Jalbert’s term as director shall expire upon the election and qualification of his successor or upon his earlier resignation, death or removal.

Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice in distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind-down phases.

As consideration for his services as an officer and director of the Company, Mr. Jalbert will be compensated in the amount of $50,000 per year for a period of three years. In connection with this management transition, the Board terminated the Company’s Outside Director Compensation Policy.

There are no family relationships between Mr. Jalbert and any director or executive officer of the Company, and Mr. Jalbert has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Matters.

On February 5, 2025, the Company issued a press release announcing its plans to wind down its operations which is attached as Exhibit 99.1 to this current report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated February 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viracta Therapeutics, Inc.

Date:	February 5, 2025	By:	/s/ Michael Faerm
Michael Faerm Chief Financial Officer